Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2019

MECHANICSBURG, PENNSYLVANIA — May 2, 2019 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2019.

For the first quarter ended March 31, 2019, net operating revenues increased 5.7% to $1,324.6 million, compared to $1,253.0 million for the same quarter, prior year. Income from operations increased 2.9% to $111.7 million for the first quarter ended March 31, 2019, compared to $108.6 million for the same quarter, prior year. Net income increased 21.3% to $53.3 million for the first quarter ended March 31, 2019, compared to $44.0 million for the same quarter, prior year. For the first quarter ended March 31, 2019, net income included a pre-tax non-operating gain of $6.5 million. For the first quarter ended March 31, 2018, net income included pre-tax losses on early retirement of debt of $10.3 million, a pre-tax non-operating gain of $0.4 million, and pre-tax U.S. HealthWorks acquisition costs of $2.9 million. Adjusted EBITDA increased 4.2% to $170.1 million for the first quarter ended March 31, 2019, compared to $163.2 million for the same quarter, prior year. Earnings per common share increased to $0.30 on a fully diluted basis for the first quarter ended March 31, 2019, compared to $0.25 for the same quarter, prior year. Adjusted earnings per common share was $0.27 on a fully diluted basis for the first quarter ended March 31, 2019, compared to $0.29 for the same quarter, prior year. For the first quarter ended March 31, 2019, adjusted earnings per common share excluded the non-operating gain and its related tax effects. For the first quarter ended March 31, 2018, adjusted earnings per common share excluded the losses on early retirement of debt, non-operating gain, U.S. HealthWorks acquisition costs, and their related tax effects. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table VII of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.   Our reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2019, Select Medical operated 97 critical illness recovery hospitals in 28 states, 27 rehabilitation hospitals in 11 states, and 1,684 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2019, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2019, net operating revenues for the critical illness recovery hospital segment were $462.2 million, compared to $464.7 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $73.0 million for both the first quarter ended March 31, 2019 and the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 15.8% for the first quarter ended March 31, 2019, compared to 15.7% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2019 and 2018.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2019, net operating revenues for the rehabilitation hospital segment increased 8.1% to $189.0 million, compared to $174.8 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $25.8 million for the first quarter ended March 31, 2019, compared to $26.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 13.7% for the first quarter ended March 31, 2019, compared to 15.3% for the same quarter, prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $2.8 million for the first quarter ended March 31, 2019, compared to approximately $0.8 million of start-up losses for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2019 and 2018.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2019, net operating revenues for the outpatient rehabilitation segment increased 7.7% to $277.2 million, compared to $257.4 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $29.0 million for the first quarter ended March 31, 2019, compared to $30.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.5% for the first quarter ended March 31, 2019, compared to 11.9% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for both the first quarters ended March 31, 2019 and 2018.

Concentra Segment

The financial results for the Concentra segment include U.S. HealthWorks beginning February 1, 2018.

For the first quarter ended March 31, 2019, net operating revenues for the Concentra segment increased 11.3% to $396.3 million, compared to $356.1 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 14.6% to $66.3 million for the first quarter ended March 31, 2019, compared to $57.8 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.7% for the first quarter ended March 31, 2019, compared to 16.2% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for both the first quarters ended March 31, 2019 and 2018.

Stock Repurchase Program

Select Medical did not repurchase shares under its authorized $500.0 million stock repurchase program during the first quarter ended March 31, 2019. The program has been extended until December 31, 2019, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through March 31, 2019, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Business Outlook

Select Medical reaffirms its 2019 business outlook, provided most recently in its February 21, 2019 press release, for net operating revenues and Adjusted EBITDA. Select Medical continues to expect consolidated net operating revenues for the full year 2019 to be in the range of $5.2 billion to $5.4 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2019 to be in the range of $660.0 million to $700.0 million. Select Medical is adjusting its 2019 business outlook for fully diluted earnings per common share to include the first quarter 2019 non-operating gain and its related tax effects. Select Medical now expects fully diluted earnings per common share for the full year 2019 to be in the range of $1.00 to $1.16. Select Medical expects adjusted earnings per common share to be in the range of $0.97 to $1.13. Adjusted earnings per common share excludes the non-operating gain and its related tax effects.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook, on Friday, May 3, 2019, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 6581679. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm ET, May 11, 2019. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 6581679. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                        the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                        the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                        a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                        acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                        our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra, and our ability to realize anticipated synergies;

•                        private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                        the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                        shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                        competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                        the loss of key members of our management team could significantly disrupt our operations;

•                        the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                        a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                        other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2018.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

	2018	2019	% Change
Net operating revenues	$1,252,964	$1,324,631	5.7%

Costs and expenses:
Cost of services	1,065,813	1,132,092	6.2
General and administrative	31,782	28,677	(9.8)
Depreciation and amortization	46,771	52,138	11.5

Income from operations	108,598	111,724	2.9

Loss on early retirement of debt	(10,255)	—	N/M
Equity in earnings of unconsolidated subsidiaries	4,697	4,366	(7.0)
Non-operating gain	399	6,532	N/M
Interest expense	(47,163)	(50,811)	7.7

Income before income taxes	56,276	71,811	27.6

Income tax expense	12,294	18,467	50.2

Net income	43,982	53,344	21.3

Less: Net income attributable to non-controlling interests	10,243	12,510	22.1

Net income attributable to Select Medical	$33,739	$40,834	21.0%

Diluted earnings per common share:(1)	$0.25	$0.30

(1)                                 Refer to table II for calculation of earnings per common share.

N/M —  Not Meaningful

II.  Earnings per Share

For the Three Months Ended March 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

The Company’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), the Company applies the two-class method because the Company’s unvested restricted stock awards are participating securities which are entitled to participate equally with the Company’s common stock in undistributed earnings.

The following table sets forth the net income attributable to the Company, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2018 and 2019:

	Diluted EPS
	Three Months Ended March 31,
	2018	2019
Net income	$43,982	$53,344
Less: net income attributable to non-controlling interests	10,243	12,510
Net income attributable to the Company	33,739	40,834
Less: net income attributable to participating securities	1,110	1,343
Net income attributable to common shares	$32,629	$39,491

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2018 and 2019:

	Three Months Ended March 31,
	2018			2019
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$32,629	129,816	$0.25	39,491	130,861	$0.30
Participating securities	1,110	4,416	$0.25	1,343	4,449	$0.30
Total Company	$33,739			$40,834

(1)                                 Represents the weighted average share count outstanding during the period.

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2018	March 31, 2019
Assets
Current Assets:
Cash	$175,178	$147,815
Accounts receivable	706,676	779,861
Other current assets	110,670	125,209
Total Current Assets	992,524	1,052,885
Operating lease right-of-use assets	—	982,616
Property and equipment, net	979,810	972,807
Goodwill	3,320,726	3,323,749
Identifiable intangible assets, net	437,693	426,428
Other assets	233,512	263,007
Total Assets	$5,964,265	$7,021,492
Liabilities and Equity
Current Liabilities:
Payables and accruals	$661,321	$667,463
Current operating lease liabilities	—	205,145
Current portion of long-term debt and notes payable	43,865	12,329
Total Current Liabilities	705,186	884,937
Non-current operating lease liabilities	—	820,007
Long-term debt, net of current portion	3,249,516	3,299,103
Non-current deferred tax liability	153,895	153,863
Other non-current liabilities	158,940	105,791
Total Liabilities	4,267,537	5,263,701
Redeemable non-controlling interests	780,488	833,241
Total equity	916,240	924,550
Total Liabilities and Equity	$5,964,265	$7,021,492

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2019

(In thousands, unaudited)

	2018	2019
Operating activities
Net income	$43,982	$53,344
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	1,364	7,872
Depreciation and amortization	46,771	52,138
Provision for bad debts	85	1,567
Equity in earnings of unconsolidated subsidiaries	(4,697)	(4,366)
Loss on extinguishment of debt	412	—
Gain on sale of assets and businesses	(513)	(6,233)
Stock compensation expense	4,927	6,255
Amortization of debt discount, premium and issuance costs	3,136	3,231
Deferred income taxes	78	(81)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(45,811)	(74,752)
Other current assets	(8,945)	(7,523)
Other assets	16,633	57,319
Accounts payable and accrued expenses	(18,533)	(64,839)
Income taxes	11,838	17,830
Net cash provided by operating activities	50,727	41,762
Investing activities
Business combinations, net of cash acquired	(515,359)	(6,120)
Purchases of property and equipment	(39,617)	(49,073)
Investment in businesses	(1,754)	(27,608)
Proceeds from sale of assets and businesses	691	2
Net cash used in investing activities	(556,039)	(82,799)
Financing activities
Borrowings on revolving facilities	165,000	360,000
Payments on revolving facilities	(150,000)	(220,000)
Proceeds from term loans	779,904	—
Payments on term loans	(2,875)	(132,685)
Revolving facility debt issuance costs	(1,333)	—
Borrowings of other debt	11,600	8,290
Principal payments on other debt	(5,909)	(6,155)
Repurchase of common stock	(122)	—
Proceeds from exercise of stock options	738	—
Increase (decrease) in overdrafts	(7,916)	6,050
Proceeds from issuance of non-controlling interests	—	3,425
Distributions to and purchases of non-controlling interests	(286,641)	(5,251)
Net cash provided by financing activities	502,446	13,674

Net decrease in cash and cash equivalents	(2,866)	(27,363)
Cash and cash equivalents at beginning of period	122,549	175,178
Cash and cash equivalents at end of period	$119,683	$147,815
Supplemental information
Cash paid for interest	$35,233	$37,199
Cash paid for taxes	376	718
Non-cash equity exchange for acquisition of U.S. HealthWorks	238,000	—

V.  Key Statistics

For the Three Months Ended March 31, 2018 and 2019

(unaudited)

	2018	2019	% Change
Critical Illness Recovery Hospital
Number of hospitals — end of period(a)	99	97
Net operating revenues (,000)	$464,676	$462,159	(0.5)%
Number of patient days(b)	265,840	258,129	(2.9)%
Number of admissions(b)	9,833	9,456	(3.8)%
Net revenue per patient day(b)(c)	$1,730	$1,759	1.7%
Adjusted EBITDA (,000)	$72,972	$72,998	0.0%
Adjusted EBITDA margin	15.7%	15.8%
Rehabilitation Hospital
Number of hospitals — end of period(a)	24	27
Net operating revenues (,000)	$174,774	$188,954	8.1%
Number of patient days(b)	76,890	82,816	7.7%
Number of admissions(b)	5,394	5,836	8.2%
Net revenue per patient day(b)(c)	$1,623	$1,633	0.6%
Adjusted EBITDA (,000)	$26,776	$25,797	(3.7)%
Adjusted EBITDA margin	15.3%	13.7%
Outpatient Rehabilitation
Number of clinics — end of period(a)	1,617	1,684
Net operating revenues (,000)	$257,381	$277,197	7.7%
Number of visits(b)	2,067,465	2,054,483	(0.6)%
Revenue per visit(b)(d)	$103	$103	0.0%
Adjusted EBITDA (,000)	$30,525	$28,991	(5.0)%
Adjusted EBITDA margin	11.9%	10.5%
Concentra
Number of centers — end of period(b)	531	525
Net operating revenues (,000)	$356,116	$396,321	11.3%
Number of visits(b)	2,596,059	2,911,607	12.2%
Revenue per visit(b)(d)	$124	$124	0.0%
Adjusted EBITDA (,000)	$57,797	$66,258	14.6%
Adjusted EBITDA margin	16.2%	16.7%

(a)           Includes managed locations.

(b)                                 Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)                                  Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)                                 Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2018 and 2019

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2018	2019
Net income	$43,982	$53,344
Income tax expense	12,294	18,467
Interest expense	47,163	50,811
Non-operating gain	(399)	(6,532)
Equity in earnings of unconsolidated subsidiaries	(4,697)	(4,366)
Loss on early retirement of debt	10,255	—
Income from operations	108,598	111,724
Stock compensation expense:
Included in general and administrative	3,990	4,748
Included in cost of services	937	1,507
Depreciation and amortization	46,771	52,138
U.S. HealthWorks acquisition costs	2,936	—
Adjusted EBITDA	$163,232	$170,117

Critical illness recovery hospital	$72,972	$72,998
Rehabilitation hospital	26,776	25,797
Outpatient rehabilitation	30,525	28,991
Concentra	57,797	66,258
Other(a)	(24,838)	(23,927)
Adjusted EBITDA	$163,232	$170,117

(a)           Other primarily includes general and administrative costs.

VII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months Ended March 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP.  Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended March 31,
	2018	Per Share(a)	2019	Per Share(a)
Net income attributable to common shares(a)	$32,629	$0.25	$39,491	$0.30
Adjustments:(b)
Loss on early retirement of debt	4,390	0.03	—	—
Non-operating gain	(284)	(0.00)	(4,545)	(0.03)
U.S. HealthWorks acquisition costs	1,017	0.01	—	—
Adjusted net income attributable to common shares	$37,752	$0.29	$34,946	$0.27

(a)                                 Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table II.

(b)                                 Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding.

VIII. Net Income to Adjusted EBITDA and Earnings per Common Share to Adjusted Earnings per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2019

(In millions, unaudited)

The following are reconciliations of full year 2019 Adjusted EBITDA and adjusted earnings per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VI and table VII for a discussion of Select Medical’s use of Adjusted EBITDA and adjusted earnings per common share in evaluating financial performance. Refer to table VI for the definition of Adjusted EBITDA. Each item presented in the below tables are estimations of full year 2019 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$137	$158
Net income attributable to non-controlling interests	56	65
Net income	193	223
Income tax expense	66	76
Interest expense	200	200
Equity in earnings of unconsolidated subsidiaries	(25)	(25)
Non-operating gain	(7)	(7)
Income from operations	427	467
Stock compensation expense	27	27
Depreciation and amortization	206	206
Adjusted EBITDA	$660	$700

	Range
Non-GAAP Measure Reconciliation	Low	High
Diluted earnings per common share	$1.00	$1.16
Adjustments:
Non-operating gain	(0.03)	(0.03)
Adjusted earnings per common share	$0.97	$1.13